As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARINUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	28-0198082
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd. Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended

Individual Nonqualified Stock Option Agreements (Inducement Grants)

(Full Title of the Plan)

Edward F. Smith

Chief Financial Officer

Marinus Pharmaceuticals, Inc.

5 Radnor Corporate Center, Suite 500

100 Matsonford Rd.

Radnor, Pennsylvania 19087

(Name and Address of Agent For Service)

(484) 801-4670

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John W. Kauffman, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐	Smaller reporting company	☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	4,029,836 shares		(2)	$17,740,541	(2)	$2,150

(1)              In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)              Pursuant to Rule 457(h), the maximum aggregate offering price was calculated by adding (i) $13,751,694 with respect to 2,796,886 shares issuable upon exercise of outstanding stock options, at a weighted average exercise price per share of those options of $4.92, (ii) $663,507 with respect to the remaining 625,950 shares issuable under the plan and not already registered, at the price of $1.06 per share based upon the average of the high and low sales prices of Marinus Pharmaceuticals, Inc. common stock on August 5, 2019, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Capital Market, and (iii) $3,325,340 with respect to 607,000 shares issuable upon exercise of individual nonqualified stock option agreements (inducement grants), at a weighted average exercise price per share of those inducement grants of $5.48.

Statement of Incorporation by Reference

This registration statement on Form S-8 is being filed to register the offer and sale of an additional (i) 3,422,836 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of Marinus Pharmaceuticals, Inc. (the “Registrant”) to be issued under the 2014 Equity Incentive Plan, as amended, of the Registrant and (ii) 607,000 shares of Common Stock to be issued pursuant to Individual Nonqualified Stock Option Agreements (Inducement Grants). Pursuant to General Instruction E to Form S-8, except for Item 5 “Interests of Named Experts and Counsel” and Item 8 “Exhibits,” this registration statement incorporates by reference the contents of (i) the registration statement on Form S-8, File No. 333-200701, filed by the Registrant on December 3, 2014 relating to the Registrant’s 2014 Equity Incentive Plan, and (ii) the registration statement on Form S-8, File No. 333-219613, filed by the Registrant on August 1, 2017 relating to the Registrant’s 2014 Equity Incentive Plan, as amended.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Duane Morris LLP, counsel to the Registrant

23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Pennsylvania, on this 8th day of August, 2019.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Scott Braunstein
Scott Braunstein, M.D.
Executive Chairman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Braunstein	Executive Chairman
Scott Braunstein, M.D.	(principal executive officer)	August 8, 2019

/s/ Edward F. Smith	Chief Financial Officer and Treasurer
Edward F. Smith	(principal financial officer and principal accounting officer)	August 8, 2019

/s/ Enrique J. Carrazana, M.D.	Director	August 8, 2019
Enrique J. Carrazana, M.D.

/s/ Michael R. Dougherty	Director	August 8, 2019
Michael R. Dougherty

/s/ Seth H.Z. Fischer	Director	August 8, 2019
Seth H. Z. Fischer

/s/ Timothy M. Mayleben	Director	August 8, 2019
Timothy M. Mayleben

/s/ Nicole Vitullo	Director	August 8, 2019
Nicole Vitullo